As filed with the Securities and Exchange Commission on September 3, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORENERGY INFRASTRUCTURE TRUST INC.
(Exact name of registrant as specified in its charter)

Maryland	20-3431375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Walnut Street, Ste. 3350
Kansas City, MO 64106
(816) 875-3705
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Schulte
President and Chief Executive Officer
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
(816) 875-3705
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven F. Carman, Esq.
Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
(816) 983-8000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered (1)(2)	per security(1)	price(1)	registration fee (1))
Common stock, par value $0.001 per share	1,837,607	$4.73(2)	$8,691,881.11(2)	$948.28
Depositary Shares, Each Representing 1/100th fractional interest of a Share of 7.375% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share	170,213	$24.27(3)	$4,131,069.51(3)	$450.70
TOTAL				$1,398.98

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional securities as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments. (2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on a price of $4.73, the average of the high and low sales prices for the registrant’s Common Stock reported on the New York Stock Exchange (“NYSE”) on August 30, 2021, which date is within five business days prior to filing this Registration Statement.
(3) Estimated solely for the purposes of the registration fee pursuant to Rule 457(c) of the Securities Act, based on a price of $24.27, the average of the high and low sales prices for Depositary Shares representing the registrant’s Series A Preferred Stock reported on the NYSE on August 30, 2021, which date is within five business days prior to filing this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED SEPTEMBER 3, 2021
PROSPECTUS
CORENERGY INFRASTRUCTURE TRUST, INC.
1,837,607 Shares of Common Stock
170,213 Depositary Shares
Each Representing 1/100th fractional interest of a Share of
7.375% Series A Cumulative Redeemable Preferred Stock

    This prospectus relates to the possible resale, from time to time, by certain of the selling stockholders named in this prospectus of (i) up to 1,153,846 shares of our common stock, par value $0.001 per share (our outstanding shares of regular common stock are referred to herein as the “Common Stock”), (ii) up to 683,761 additional shares of our Common Stock which may be acquired by the selling stockholders upon the conversion of outstanding shares of our unlisted Class B Common Stock, par value $0.001 per share (“Class B Common Stock”) and (iii) up to 170,213 depositary shares, each representing 1/100th of a share of our 7.375% Series A cumulative redeemable preferred stock, $0.001 par value per share (“Series A Preferred Stock”). These shares of Common Stock, Class B Common Stock (which will ultimately be converted to Common Stock) and depositary shares representing Series A Preferred Stock were initially issued to the selling stockholders in a private placement in connection with the internalization of our external manager, Corridor InfraTrust Management, LLC (“Corridor”) on July 6, 2021, which we refer to as our “Internalization.” For a full description of the terms of the Internalization and the related issuances of securities, please refer to our definitive proxy statement, filed with the Securities and Exchange Commission (“SEC”) on June 1, 2021 (the “2021 Proxy Statement”). We are registering the applicable shares of our Common Stock and Series A Preferred Stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our Common Stock and Series A Preferred Stock covered by this prospectus does not necessarily mean that any of the shares of Common Stock or depositary shares representing Series A Preferred Stock issued upon closing of the Internalization will be sold by the selling stockholders.

    We are not offering for sale any shares of our Common Stock or depositary shares representing our Series A Preferred Stock pursuant to this prospectus. We will receive no proceeds from any sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses.

    The following equity securities are currently listed on the New York Stock Exchange: (i) our Common Stock is listed under the symbol “CORR” and (ii) depositary shares representing our Series A Preferred Stock, are listed under the symbol “CORRPrA.” On August 31, 2021, the closing sale price of our Common Stock on the New York Stock Exchange was $4.82 per share, and the closing sale price for depositary shares representing our Series A Preferred Stock was $24.22 per share. Our principal executive offices are located at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106. Our telephone number is (816) 875-3705, or toll-free (877) 699-2677. Our website can be found at http://corenergy.reit. The information contained on or connected to our website is not, and you must not consider such information to be, a part of this prospectus.

    There are restrictions on transfer and ownership of our capital stock intended, among other purposes, to preserve our status as a real estate investment trust for U.S. federal income tax purposes, as described in the section “Certain Provisions of our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer” in this prospectus.

Investing in our securities involves risks. You could lose some or all of your investment. Before making a decision to invest in our securities, you should carefully consider the risks referred to in the section entitled “Risk Factors” on page 1 of this prospectus and in any prospectus supplement hereto, as well as in documents filed by us with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS , 2021.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

    This prospectus is part of a “shelf” registration statement that we have filed with the SEC to register the resale of up to (i) 1,153,846 shares of our Common Stock, (ii) 683,761 additional shares of our Common Stock which may be acquired by the selling stockholders upon the conversion of outstanding shares of our unlisted Class B Common Stock and (iii) 170,213 depositary shares representing our Series A Preferred Stock by the selling stockholders from time to time. Such shares were issued to the selling stockholders upon closing of the Internalization. The exhibits to our registration statement and documents incorporated by reference herein and therein contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered by our selling stockholders, you should review the full text of these documents. The registration statement, the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation by Reference of Information Filed with the SEC.”

    The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Common Stock and Series A Preferred Stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the shares. See “Plan of Distribution” for more information.

    If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation by Reference of Information Filed with the SEC.”

Unless the context otherwise requires or indicates, all references in this prospectus to “we,” “us,” “our,” the “Company” and “CorEnergy” mean CorEnergy Infrastructure Trust, Inc., a Maryland corporation, and its consolidated subsidiaries.

RISK FACTORS

    Investing in our securities involves a high degree of risk. Before purchasing our securities, you should carefully consider the risks referenced below and the risks and uncertainties described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, as well as information incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectus. See “Incorporation of Documents by Reference.” If any of these risks were to occur, our business, financial condition, results of operations or stock price could be materially adversely affected. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

CAUTIONARY INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

    The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

    Certain statements included or incorporated by reference in this prospectus may be deemed "forward-looking statements" within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as "will," "may," "should," "could," "believes," "expects," "anticipates," "estimates," "intends," "projects," "goals," "objectives," "targets," "predicts," "plans," "seeks," or similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus.

    Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. Our actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•changes in economic and business conditions in the energy infrastructure sector where our investments are concentrated, including the financial condition of our customers, tenants or borrowers and general economic conditions in the particular sectors of the energy industry served by each of our infrastructure assets;
•pandemics, epidemics or disease outbreaks, such as the COVID-19 pandemic, which may adversely affect local and global economies as well as our or our customers', tenants' or borrowers' business and financial results;
•the inherent risks associated with owning real estate, including real estate market conditions, governing laws and regulations, including potential liabilities related to environmental matters, and the relative illiquidity of real estate investments;
•competitive and regulatory pressures on the revenues of our California intrastate crude oil transportation business and our interstate natural gas transmission business;
•risks associated with the receipt of CPUC Approval for the Company to obtain full operational control and majority ownership over Crimson's CPUC regulated pipeline assets;
•the impact of environmental, pipeline safety and other laws and governmental regulations applicable to certain of our infrastructure assets, including additional costs imposed on our business or other adverse impacts as a result of any unfavorable changes in such laws or regulations;

•risks associated with the bankruptcy or default of any of our customers, tenants or borrowers, including the exercise of the rights and remedies of bankrupt entities;
•our continued ability to access the debt and equity markets, including our ability to continue using our SEC shelf registration statements;
•our ability to comply with covenants in instruments governing our indebtedness;
•the potential impact of greenhouse gas regulation and climate change on our or our customers’ and tenants' business, financial condition and results of operations;
•Crimson's assets were constructed over many decades, which may increase future inspection, maintenance or repair costs, or result in downtime that could have a material adverse effect on our business and results of operations;
•the loss of any member of our management team;
•our ability to successfully implement our selective acquisition strategy;
•our ability to obtain suitable tenants for leased properties;
•our ability to refinance amounts outstanding under our credit facilities and our convertible notes at maturity on terms favorable to us;
•changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;
•dependence by us and our tenants on key customers for significant revenues, and the risk of defaults by any such tenants or customers;
•our customers' or tenants' ability to secure adequate insurance and risk of potential uninsured losses, including from natural disasters;
•the continued availability of third-party pipelines, railroads or other facilities interconnected with certain of our infrastructure assets;
•risks associated with owning, operating or financing properties for which the customers’, tenants', mortgagors' or our operations may be impacted by extreme weather patterns and other natural phenomena;
•our ability to sell properties at an attractive price;
•market conditions and related price volatility affecting our debt and equity securities;
•changes in federal or state tax rules or regulations that could have adverse tax consequences;
•our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;
•changes in federal income tax regulations (and applicable interpretations thereof), or in the composition or performance of our assets, that could impact our ability to continue to qualify as a real estate investment trust for federal income tax purposes;
•some of our directors and officers may have conflicts of interest with respect to certain other business interests related to the Crimson Transaction; and
•risks related to potential terrorist attacks, acts of cyber-terrorism, or similar disruptions that could disrupt access to our information technology systems or result in other significant damage to our business and properties, some of which may not be covered by insurance and all of which could adversely impact distributions to our stockholders.

    Forward-looking statements speak only as of the date on which they are made. While we may update these statements from time to time, we are not required to do so other than pursuant to applicable laws. For a further discussion of these and other factors that could impact our future results and performance, see Part I, Item 1A, "Risk

Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 4, 2021.

OUR BUSINESS

    We are a publicly traded real estate investment trust ("REIT") focused on energy infrastructure. Our business strategy is to own and operate or lease critical energy midstream infrastructure connecting the upstream and downstream sectors within the industry. We currently generate revenue from the transportation, via pipeline, of crude oil and natural gas for our customers.

    Our pipelines are located in areas where it would be difficult to replicate rights of way or transport crude oil or natural gas via non-pipeline alternatives, resulting in our assets providing utility-like criticality in the midstream supply chain for our customers. As primarily regulated assets, the near to medium term value of our regulated pipelines is supported by revenue derived from cost-of-service methodology. The cost-of-service methodology is used to establish appropriate transportation rates based on several factors including expected volumes, expenses, debt and return on equity. The regulated nature of the majority of our assets provides a degree of support for our profitability over the long-term, where the majority of our customers own the products shipped on, or stored in, our facilities. We believe these characteristics provide CorEnergy with the attractive attributes of other globally listed infrastructure companies, including high barriers to entry and predictable revenue streams, while mitigating risks and volatility experienced by other companies engaged in the midstream energy sector.

Crimson Transaction

    Effective February 1, 2021, we acquired a 49.50 percent interest in Crimson Midstream Holdings, LLC ("Crimson"), with the right to acquire the remaining 50.50 percent interest, in exchange for a combination of cash on hand of $74.6 million (after giving effect to initial working capital adjustments), commitments to issue new common and preferred equity with a fair value of $115.3 million (also after giving effect to the initial working capital adjustments), contribution of the Grand Isle Gathering System ("GIGS") to the sellers with a fair value of $48.9 million and $105.0 million in new term loan and revolver borrowings (the "Crimson Credit Facility") (collectively, the "Crimson Transaction"). The fair value of the aggregate consideration was $345.6 million, including a non-controlling interest of $116.2 million.

Internalization of Management

    On February 4, 2021, we entered into a Contribution Agreement with Richard C. Green, Rick Kreul, Rebecca M. Sandring, Sean DeGon, Jeff Teeven, Jeffrey E. Fulmer, David J. Schulte (as Trustee of the DJS Trust under Trust Agreement dated July 18, 2016), and Campbell Hamilton, Inc., which is an entity controlled by David J. Schulte (collectively, the "Contributors"), and Corridor InfraTrust Management, LLC ("Corridor" or the "Manager"), the Company's external manager, pursuant to which the Company agreed to acquire Corridor, our external manager (subject to stockholder approval as required by NYSE rules). The required stockholder approval was received at the Company’s Annual Meeting on June 29, 2021, and the Internalization and all related transactions closed on July 6, 2021. Pursuant to the Contribution Agreement, on July 6, 2021, we issued (i) 1,153,846 shares of Common Stock, (ii) 683,761 shares of Class B Common Stock, and (iii) 170,213 depositary shares representing our Series A Preferred Stock.

    At the closing of the Internalization, the parties entered into a Registration Rights Agreement. The Registration Rights Agreement provides for certain demand and piggyback registration rights in favor of the Contributors, subject to customary underwriter cutbacks, to require the Company to file this shelf registration statement covering the resale of listed Company securities they may acquire as part of the Internalization. The Company has agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

    Notwithstanding any registration rights, and pursuant to the Contribution Agreement: (i) subject to certain exceptions to sell a number of shares to pay tax obligations in connection with the Internalization, neither

Campbell Hamilton, Inc. nor David J. Schulte as Trustee of the DJS Trust under Trust Agreement dated July 18, 2016 will be permitted to sell or otherwise transfer any of the shares of Common Stock received in connection with the Internalization for a period of twelve months following the closing of the Internalization and (ii) no Contributor may sell or otherwise transfer any shares of Class B Common Stock.

Executive Offices

    Our principal executive offices are located at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106. Our telephone number is (816) 875-3705, or toll-free (877) 699-2677. Our website can be found at http://corenergy.reit. The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus.

USE OF PROCEEDS

    We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligations to the holders of shares of our Common Stock and depositary shares representing our Series A Preferred Stock named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the resale of shares of our Common Stock and depositary shares representing our Series A Preferred Stock from time to time by such holders. However, we will pay registration expenses, which we estimate to be approximately $130,000.

SELLING STOCKHOLDERS

    The “selling stockholders” are the people or entities who may sell (i) up to 1,153,846 shares of our Common Stock, (ii) up to 683,761 additional shares of our Common Stock which may be acquired by the selling stockholders upon the conversion of outstanding shares of our unlisted Class B Common Stock and (iii) up to 170,213 depositary shares representing our Series A Preferred Stock registered pursuant to the registration statement of which this prospectus forms a part. Such shares were issued to the selling stockholders upon closing of the Internalization. The tables below provide the names of the selling stockholders, the number of shares of our Common Stock, shares of our Class B Common Stock and depositary shares representing our Series A Preferred Stock currently held by such selling stockholders. Since the selling stockholders may sell all, some or none of their shares of Common Stock or depositary shares representing our Series A Preferred Stock, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer of such shares as described in “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer.”

    We have filed the registration statement, of which this prospectus forms a part, registering such shares of our Common Stock and depositary shares representing our Series A Preferred Stock in accordance with the registration rights granted to each of the selling stockholders pursuant to our contractual obligations found in the Contribution Agreement, which has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on February 10, 2021.

    David J. Schulte, our President and Chief Executive Officer and a director, controls Campbell Hamilton, Inc. and the DJS Trust. Rebecca M. Sandring is Executive Vice President, Treasurer and Secretary of the Company, Jeff Teeven is Vice President, Finance of the Company, Rick Kreul is President of MoGas and Sean DeGon is Vice President of the Company. Richard C. Green served as Executive Chairman of the Company’s Board of Directors prior to his resignation from that position, effective January 1, 2019. Jeffrey Fulmer retired from the Company on June 30, 2021. Please refer to our 2021 Proxy Statement for more information.

For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that the person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named below, any shares that the person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of the date of this prospectus, we have 14,830,570 shares of Common Stock, 683,761 shares of Class B common stock and 5,181,017 depositary shares representing our Series A Preferred Stock issued and outstanding. SEC rules also generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All persons listed below have or will have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

    The selling stockholders named below and their permitted transferees or other successors may from time to time offer the shares of our Common Stock offered by this prospectus:

	Common Stock Immediately Prior to the Offering		Class B Common Stock Immediately Prior to the Offering(1)				Common Stock Immediately After the Offering		Class B Common Stock Immediately After the Offering
Name	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percent of Total Voting Power Immediately Prior to the Offering(1)	Common Stock Being Offered for Resale Under this Prospectus(2)	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percent of Total Voting Power Immediately After the Offering
Richard C. Green	297,220	2.00%	176,130	26.00%	3.05%	473,350	—	*	—	*	*
Campbell Hamilton, Inc.(3)	271,879	1.83%	161,114	24.00%	2.79%	432,993	—	*	—	*	*
David J. Schulte, DJS Trust(3)	344,525	2.32%	204,162	30.00%	3.54%	548,687	—	*	—	*	*
Rebecca M. Sandring	65,759	*	35,900	5.00%	*	96,480	5,179	*	—	*	*
Jeff Teeven	27,077	*	15,188	2.00%	*	40,818	1,447	*	—	*	*
Jeffrey E. Fulmer	102,064	*	55,229	8.00%	1.01%	148,428	8,865	*	—	*	*
Rick Kreul	40,931	*	22,092	3.00%	*	59,372	3,651	*	—	*	*
Sean DeGon	26,595	*	13,946	2.00%	*	37,479	3,062	*	—	*	*
Total	1,176,050	7.93%	683,761	100.00%	12.00%	1,837,607	22,204	*	—	*	*

* Less than 1%
(1)    Other than the fact that our Class B Common Stock is not listed on the NYSE and is subordinated to our Common Stock with respect to dividends, shares of Class B Common Stock have identical preferences, rights, voting powers, restrictions and other terms and conditions as the shares of Common Stock. The shares of Class B Common Stock will automatically convert into shares of Common Stock to be listed on the NYSE as described in "Description of Securities—Class B Common Stock—Conversion."
(2)    Assumes that no transactions with respect to our Common Stock occur other than the conversion of Class B Common Stock into Common Stock.
(3)    In addition to the Common Stock held by the DJS Trust, with respect to which Mr. Schulte serves as Trustee, and Campbell Hamilton, Inc. of which Mr. Schulte has a controlling interest, Mr. Schulte directly owns 29,000 shares of Common Stock, 25,000 of which are held jointly with his wife, and 2,570 shares of Common Stock are held in accounts for his wife’s children, for which she is the custodian and as to which Mr. Schulte disclaims beneficial ownership.

The selling stockholders named below and their permitted transferees or other successors may from time to time offer the depositary shares representing our Series A Preferred Stock offered by this prospectus:

	Depositary Shares Representing Series A Preferred Stock Immediately Prior to the Offering	Depositary Shares Offered for Resale Under this Prospectus		Depositary Shares Beneficially Owned After Resale
Name		Number	Percent of Class	Number	Percent of Class
Richard C. Green	43,845	43,845	*	—	*
Campbell Hamilton, Inc.	40,107	40,107	*	—	*
David J. Schulte, DJS Trust	50,822	50,822	*	—	*
Rebecca M. Sandring	8,937	8,937	*	—	*
Jeff Teeven	3,781	3,781	*	—	*
Jeffrey E. Fulmer	13,749	13,749	*	—	*
Rick Kreul	5,500	5,500	*	—	*
Sean DeGon	3,472	3,472	*	—	*
Total	170,213	170,213	3.29%	—	*

* Less than 1%

DESCRIPTION OF SECURITIES

The following summary description of our Common Stock, Class B Common Stock and Series A Preferred Stock and depositary shares is not complete and for a more detailed description of these securities, you should refer to the applicable provisions of our Articles of Amendment and Restatement, as amended, and as supplemented by our Articles Supplementary dated January 22, 2015, our Articles Supplementary dated April 17, 2017, our Articles Supplementary dated February 4, 2021, our Articles Supplementary dated July 6, 2021, our Articles Supplementary dated July 12, 2021, our Articles Supplementary dated August 19, 2021 and our Articles of Amendment dated December 1, 2015 and August 19, 2021 (collectively, our “Charter”) and our Third Amended and Restated Bylaws (“Bylaws”), each of which has been filed as exhibits to the periodic reports we file with the Securities and Exchange Commission (the “SEC”), as well as to applicable provisions of the laws of the State of Maryland, our state of incorporation, including without limitation the Maryland General Corporation Law (“MGCL”). For additional information concerning the rights of holders of our capital stock and related terms and conditions, please refer to the discussion set forth below under the heading “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law.” Such discussion includes a description of certain provisions of our Charter and Bylaws that could delay, defer or prevent other entities or persons from acquiring control of us, including certain restrictions on ownership and transfer that apply to our capital stock (including both common stock and preferred stock) to assist in preserving our status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).
General
Our Charter authorizes us to issue up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes our Board of Directors, without any action by our stockholders, to classify and reclassify any unissued common stock and preferred stock into other classes or series of stock from time to time, to specify the number of our total authorized shares that will be included in any such new class or series, and to set or change (subject to the express terms of any then-outstanding class or series and to our Charter restrictions on ownership and transfer of our capital stock) the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Under the MGCL, stockholders generally are not liable for our debts or obligations.

We believe that the power of our Board of Directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as any additional Common Stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of the New York Stock Exchange (“NYSE”), on which our Common Stock is traded. Although there is no present intention of doing so, we could issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our Common Stock or otherwise be in their best interests.
Common Stock
General. Our Charter authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share. All outstanding shares of our common stock (including both our Common Stock and the unlisted Class B Common Stock discussed below) are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other outstanding class or series of stock and to the provisions of our Charter regarding the restrictions on transfer of stock, holders of shares of common stock are entitled to receive distributions if, as and when authorized by the Board of Directors and declared by us out of assets legally available for the payment of distributions. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities and, except as discussed below concerning the prospective conversion of outstanding shares of Class B Common Stock into Common Stock, have no conversion rights. Subject to the provisions of our Charter regarding certain restrictions on the ownership and transfer of our stock designed to assist in preserving our status as a REIT, and to the terms of the Class B Common Stock as discussed below, all shares of our common stock have equal distribution, liquidation and other rights. (For a description of such restrictions, see “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer.”)
Distributions. As a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically, and intend to continue, subject to the discretion of our Board of Directors, to pay quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution.
Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes. There is no assurance that we will continue to make regular distributions.
If a stockholder’s shares of Common Stock are registered directly with us or with a brokerage firm that participates in our Dividend Reinvestment Plan (the "Plan"), then, during periods that the Plan is operating, distributions will be automatically reinvested in additional Common Stock under the Plan unless a stockholder elects to receive distributions in cash. If a stockholder elects to receive distributions in cash, payment will be made by check or automatic deposit to a bank account that you designate. The federal income tax treatment of distributions is the same whether they are reinvested in our shares or received in cash.
Liquidation Rights. Common stockholders are entitled to share ratably in the assets legally available for distribution to stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, including any outstanding debt securities or other borrowings and any interest accrued thereon. These rights are subject to the provisions of our Charter regarding the restrictions on transfer of stock, and also to the preferential rights of any other class or series of our stock, including the preferred stock. The rights of common stockholders upon liquidation, dissolution or winding up will be subordinated to the rights of holders of any outstanding notes or shares of preferred stock.
Voting Rights. Subject to the provisions of our Charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors and removal of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock possess exclusive voting power. The presence of the holders of shares entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at a meeting of stockholders. In uncontested elections, a director will be elected by the affirmative vote of a majority of the total votes cast for and votes cast against as to each director nominee, meaning the number of shares voted “for” a director nominee must exceed fifty percent (50%) of the total number of votes cast with respect to such nominee in order for that nominee to be elected. Any director who is nominated for reelection in an uncontested election, and who does not receive a greater number of votes in favor of his or her election than votes against such election, will be required to promptly tender his or her resignation to the Board of Directors for consideration. In contested elections, directors will be elected by a plurality of the votes cast. An election will be deemed to be an “uncontested” election if no stockholder provides notice of intention to nominate one or more candidates to compete with our Board of Directors’ nominee(s) in a director election in the manner required by our Bylaws, or if any such stockholder or stockholders have withdrawn all such nominations at least ten days prior to our filing with the SEC of our definitive proxy statement for such meeting of stockholders. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting.
Market. Our Common Stock trades on the NYSE under the ticker symbol “CORR.” Our Class B Common Stock is unlisted and is not publicly traded.
Transfer Agent, Dividend Paying Agent and Dividend Reinvestment Plan Agent. Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940, serves as the transfer agent and registrar and Computershare, Inc. serves as the Plan Agent for our Dividend Reinvestment Plan and dividend paying agent for both our Common Stock and our Class B Common Stock.
Class B Common Stock
On February 4, 2021, the Company filed Articles Supplementary with the Department of Assessments and Taxation of the State of Maryland (“SDAT”), which Class B Common Stock Articles Supplementary were effective as of 12:02 p.m., Eastern Time, on February 4, 2021, classifying 11,810,000 authorized but unissued shares of the Company’s common stock, par value $.001 per share, as Class B Common Stock. On August 19, 2021, the Company filed (i) additional Articles Supplementary with the SDAT classifying an additional 86,100 authorized but unissued shares as Class B Common Stock and (ii) Articles of Amendment with the SDAT revising the rights of holders of Class B Common Stock to receive dividends as described below under “—Dividends” (collectively with the Articles Supplementary filed on February 4, 2021, the “Class B Common Articles Supplementary”). The Class B Common Articles Supplementary establish the terms of the Class B Common Stock, which are substantially similar to the Company’s Common Stock, including voting rights, except that the Class B Common Stock will be subordinated to the Common Stock with respect to dividends and will automatically convert into Common Stock under certain circumstances as described below. The Class B Common Stock is not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company does not intend to list the Class B Common Stock on any exchange. Following the Internalization, there are 683,761 shares of Class B Common Stock outstanding as of September 2, 2021.
Voting Rights. Class B Common Stock is entitled to one vote per share and will vote together with the holders of Common Stock, voting as a single class, with respect to all matters on which holders of the Common Stock are entitled to vote. The Company may not authorize or issue any additional shares of Class B Common Stock beyond the number authorized in the Class B Common Articles Supplementary without the affirmative vote of at least 66-2/3% of the outstanding shares of Class B Common Stock. The holders of the Class B Common Stock have exclusive voting rights on any amendment to the Company’s Charter that would alter only the rights of the Class B Common Stock. The holders of the Class B Common Stock unanimously approved the changes to the rights of the holders of the Class B Common Stock to receive dividends as reflected in the Articles of Amendment filed with the SDAT on August 19, 2021.
Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of the Class B Common Stock will be entitled to receive dividends to the extent authorized by the Company’s Board of Directors and declared by the Company. That formula, as originally set forth in the Class B Common Articles Supplementary as filed on February 4, 2021 and described in the Company’s Form 8-K filed

February 10, 2021, was modified by the Articles of Amendment filed August 19, 2021 such that, for each fiscal quarter of the Company beginning with the fiscal quarter ending June 30, 2021 through and including the fiscal quarter ending March 30, 2024, the shares of Class B Common Stock will be entitled to receive dividends (“Class B Dividends”) in any quarter, at the discretion of the Company’s Board of Directors, equal to the quotient of (i) the difference of (A) cash available for distribution (“CAFD”) of the most recently completed quarter and (B) 1.25 multiplied by the base dividend established for the Common Stock as set forth in the Class B Common Articles Supplementary, divided by (ii) shares of Class B Common Stock issued and outstanding multiplied by 1.25.
In no event will the Class B Dividend per share be greater than the dividends per share authorized by the Board of Directors and declared with respect to the Common Stock. Class B Dividends are not cumulative.
Liquidation Rights. With respect to the right to payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (collectively, “Liquidation Rights”), the Class B Common Stock will rank (i) senior to any future equity securities issued by the Company, the terms of which specifically provide that such securities rank junior to the Class B Common Stock as to Liquidation Rights; (ii) on parity with the Company’s Common Stock (subject to the differential in dividend rights as described above), and with any future class of equity securities issued by the Company, the terms of which specifically provide that such securities rank on a parity with the Class B Common Stock as to Liquidation Rights; and (iii) junior to the Company’s Series A Preferred Stock, Series B Redeemable Convertible Preferred Stock and 9.00% Series C Exchangeable Preferred Stock, as well as any future equity securities issued by the Company, the terms of which specifically provide that such securities rank senior to the Class B Common Stock as to Liquidation Rights.
Preemptive Rights. Holders of shares of Class B Common Stock will not have any preemptive or preferential rights to subscribe for, or to purchase, any additional shares of any class or series of the Company’s stock, or any other security that the Company may issue or sell.
Change of Control. The holders Class B Common Stock will receive the same consideration that the holders of the Common Stock will receive for any change of control but only to the extent that the holders of Common Stock receive consideration.
Conversion. The shares of Class B Common Stock will convert to Common Stock on a one-for-one basis upon the first to occur of the following:
•the Board of Directors authorizes and the Company declares a quarterly dividend per share of outstanding Common Stock in excess of the then-applicable Common Base Dividend;
•the issuance of additional shares of Common Stock other than in connection with: (i) any director or management compensation plan or equity award, (ii) the Company’s Dividend Reinvestment Plan, (iii) any conversion rights of the Company’s existing 5.875% Convertible Senior Notes due 2025 or Series A Preferred, (iv) any exchange for fair value for the issuance of Common Stock (as determined by the Company’s Board of Directors), or (v) any stock split, reverse stock split, stock dividend or similar transaction in which the shares of Class B Common Stock share equally; or
•the Board of Directors authorizes and the Company declares a quarterly dividend per share to the Class B Common Stock equal to the then-applicable Common Base Dividend for any four consecutive fiscal quarters beginning with the fiscal quarter ending June 30, 2022 through the fiscal quarter ending March 30, 2024.
To the extent no conversion occurs as described above, then the Class B Common Stock will convert to Common Stock on February 4, 2024 at a ratio equal to the quotient obtained by dividing (i) (A) the quotient of the then-applicable LTM CAD, as defined in the Articles Supplementary. divided by the product of (x) 1.25 and (y) four (4) times the then-applicable Common Base Dividend per share, less (B) the number of then-outstanding shares of Common Stock by (ii) the number of then-outstanding shares of Class B Common Stock; provided, however, that the ratio shall not be less than 0.6800 shares of Common Stock per share of Class B Common Stock or greater than 1.000 shares of Common Stock per share of Class B Common Stock.
Restrictions on Transfer. The Class B Common Stock is subject to the ownership limitations and transfer restrictions set forth in Article VII of our Charter, designed to protect the Company’s status as a REIT. See “Certain

Provisions of Our Charter and Bylaws and the Maryland General Corporation Law—Restrictions on Ownership and Transfer.” In addition, pursuant to the terms of a Registration Rights Agreement entered into with the members of Crimson in connection with the Crimson Transaction, and of the Contribution Agreement entered into with the Contributors in connection with the Internalization, the prospective holders of Class B Common Stock have agreed with the Company that they will not transfer any shares of Class B Common Stock for one year from February 4, 2021. On and after February 4, 2022, the terms of the Class B Common Articles Supplementary generally permit the holders of Class B Common Stock to transfer shares of such stock to affiliates of the holder or if at least 15% of the shares of Class B Common Stock then held by the holder will be transferred, subject to compliance with applicable federal and state securities laws.
The foregoing is a summary of the terms of the Class B Common Stock as set forth in the Class B Common Articles Supplementary and Articles of Amendment, copies of which are filed as Exhibit 3.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2021 and Exhibits 3.1 and 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 25, 2021.
Preferred Stock
General. Our Charter authorizes the issuance of up to 10,000,000 shares of preferred stock, $0.001 par value per share, with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as determined by the Board of Directors. All outstanding shares of our preferred stock are duly authorized, fully paid and nonassessable, and all of such shares rank junior to our outstanding indebtedness and senior, with respect to dividend rights and rights upon any dissolution or liquidation of the Company, to our common stock.
Series A Preferred Stock
In 2015, we issued 2,250,000 depositary shares in a public offering, each representing one-hundredth of a share of our 7.375% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"), and in 2017 we issued an additional 2,950,000 such depositary shares in another public offering, for a total of 5,200,000 depositary shares (representing 52,000 whole shares of Series A Preferred Stock) outstanding following such offerings. Following certain open market repurchases of depositary shares by the Company, as previously disclosed, and the issuance of 170,213 depositary shares in connection with the Internalization, there were 5,181,027 depositary shares outstanding as of September 2, 2021.
    Our Series A Preferred Stock trades on the NYSE under the ticker symbol “CORRPrA.” The Series A Preferred Stock has a liquidation preference of $2,500.00 per share ($25.00 per depositary share). Holders of depositary shares representing interests in our Series A Preferred Stock will be entitled to receive, when and as authorized by our Board of Directors, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.375% per annum of the $2,500.00 per share (equivalent to $25.00 per depositary share) liquidation preference, equivalent to $184.375 per annum per share (or $1.84375 per annum per depositary share). Dividends on our outstanding shares of Series A Preferred Stock will accrue and are cumulative from and including the respective dates of issuance of each such share. Dividends are payable quarterly in arrears on or about the last day of February, May, August and November of each year, when, as and if authorized by our board of directors and declared by us out of funds legally available therefor.
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $2,500.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series A Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock, then the holders of depositary shares representing interests in the Series A Preferred Stock and each such other class or series of stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of the Series A Preferred Stock generally have no voting rights, except that, if dividends on the Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not declared or consecutive, the holders of the Series A Preferred Stock, voting separately as a class with the holders of all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect an additional two directors until all such dividends and dividends for the then current quarterly period on the Series A Preferred Stock have been paid in full or declared and set aside for payment in full. In addition, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of the Series A Preferred Stock, voting separately as a single class, is required to authorize, create, issue or increase the authorized number of shares of any class or series of equity securities having rights senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or amend, alter or repeal any provision of the Charter, including the articles supplementary establishing the Series A Preferred Stock, whether by merger, consolidation or otherwise, in any manner that would materially and adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series A Preferred Stock remains outstanding without the terms thereof being materially and adversely affected (taking into account that the Company may not be the surviving entity) or the holders of Series A Preferred Stock receive equity securities with the rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock.
The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and, except as described below under “Conversion Rights,” is not convertible into any of our other securities. We could not redeem the Series A Preferred Stock prior to January 27, 2020, except as described below under “Special Optional Redemption” or, pursuant to the ownership limit contained in our Charter, under circumstances intended to, among other purposes, preserve our status as a REIT for federal and/or state income tax purposes. On and after January 27, 2020, we have the right, at our option, to redeem the outstanding Series A Preferred Stock, in whole or in part, at any time for a cash redemption price of $2,500.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends to, but not including, the date fixed for redemption, without interest.
Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $2,500.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of depositary shares representing interests in the Series A Preferred Stock will not be permitted to exercise the conversion right described below under “Conversion Rights” in respect of their shares called for redemption.
We will mail to each preferred stockholder, if such stockholder is a record holder of the Series A Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice will state the following:
•the redemption date;
•the redemption price;
•the conditions of redemption;
•the number of shares of Series A Preferred Stock and depositary shares to be redeemed;
•the place(s) where the depositary receipts (or Series A Preferred Stock certificates, if no longer held in depositary form) are to be surrendered for payment;

•the procedure for surrendering non-certificated shares of Series A Preferred Stock for payment of the redemption price;
•that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;
•that the holders of depositary shares representing interests in the Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and
•that dividends on the depositary shares and the Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.
Notwithstanding the foregoing, if the Series A Preferred Stock are held in global form, such notice shall comply with the applicable procedures of The Depository Trust Company (“DTC”).
If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. In the event that the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value of our issued and outstanding shares of stock (which includes the depositary shares and the Series A Preferred Stock), then, except in certain instances, we will redeem the requisite number of shares of Series A Preferred Stock of that stockholder such that the stockholder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value of our issued and outstanding shares of stock (which includes the depositary shares and the Series A Preferred Stock).
If we redeem fewer than all of the shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis or by lot.
If we have given a notice of redemption, have set aside sufficient funds for the redemption in trust for the benefit of the holders of depositary shares representing interests in the Series A Preferred Stock called for redemption and given irrevocable instructions to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to but excluding the redemption date.
The holders of depositary shares representing interests in the Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.
A “Change of Control” for purposes of this special optional redemption right or the conversion rights described below for our Series A Preferred Stock is when the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT (the “NYSE MKT”) or the NASDAQ Stock Market, Inc. (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the depositary shares or the Series A Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock underlying the depositary shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our Common Stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock, or the Common Stock Conversion Consideration, equal to the lesser of:
•the quotient obtained by dividing (1) the sum of the $2,500.00 per share (or $25.00 per depositary share) liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and then remaining unpaid dividend will be included in this sum) by (2) the Common Stock Price (such quotient, the Conversion Rate); and
•152.586 (equivalent to 1.52586 per depositary share) (i.e., the Share Cap), as adjusted to reflect a 1-for-5 share reverse split of our Common Stock effective December 1, 2015 and subject to certain further adjustments.
The Share Cap is subject to additional pro rata adjustments for any future share splits (including those effected pursuant to a distribution of shares of our Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our Common Stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of shares of our Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our Common Stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series A Preferred Stock underlying the depositary shares will not exceed 7,934,472 shares of Common Stock, as adjusted to reflect the December 1, 2015 reverse stock split (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to additional pro rata adjustments for any future Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series A Preferred Stock or depositary shares are issued in the future.
In the case of a Change of Control pursuant to which our Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of depositary shares representing interests in the Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Conversion Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock

Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of our Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the depositary shares representing interests in the Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional shares of Common Stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares in lieu of such fractional shares. Because each depositary share represents a 1/100th interest in a share of the Series A Preferred Stock, the number of shares of Common Stock ultimately received for each depositary share will be equal to the number of shares of Common Stock received upon conversion of each share of Series A Preferred Stock divided by 100. In the event that the conversion would result in the issuance of fractional shares of Common Stock, we will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of the depositary shares representing interests in the Series A Preferred Stock, unless we have provided notice of our intention to redeem all of the shares of the Series A Preferred Stock in accordance with their terms, a notice of occurrence of the Change of Control that describes the resulting Change of Control conversion right and provides additional prescribed information concerning the exercise of their Change of Control conversion right.
To exercise the Change of Control Conversion Right, each holder of depositary shares representing interests in the Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the depositary receipts or certificates, if any, evidencing the depositary shares or Series A Preferred Stock, respectively, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the depositary, in the case of the depositary shares, or to our transfer agent, in the case of shares of the Series A Preferred Stock. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of depositary shares or shares of Series A Preferred Stock to be converted; and
•that the depositary shares or the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.
The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series A Preferred Stock.
The “Common Stock Price” will be: (i) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of our Common Stock or (ii) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing sale prices per share of our Common Stock on the principal U.S. securities exchange on which our Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid prices and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our Common Stock is not then listed for trading on a U.S. securities exchange.
Holders of the depositary shares representing interests in the Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the depositary, in the case of the depositary shares, or to our transfer agent, in the case of shares of the Series A Preferred Stock, prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:
•the number of withdrawn depositary shares or shares of Series A Preferred Stock;
•if certificated depositary shares or shares of Series A Preferred Stock have been issued, the receipt or certificate numbers of the withdrawn shares of Series A Preferred Stock; and
•the number of depositary shares or shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.
Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $2,500.00 per share (or $25.00 per depositary share), plus any accrued and unpaid dividends thereon to, but not including, the redemption date.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our Common Stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock or depositary shares will be entitled to convert such shares for our Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the share ownership limits contained in our Charter and the articles supplementary setting forth the terms of the Series A Preferred Stock, unless we provide an exemption from this limitation for such holder. See “-Restrictions on Ownership and Transfer,” below.
Except as otherwise provided above, neither the Series A Preferred Stock nor the depositary shares is convertible into or exchangeable for any other securities or property.
The foregoing description of the Series A Preferred Stock is a summary and, as such, does not purport to be complete and is qualified in its entirety by reference to the full text of the articles supplementary classifying and designating the Series A Preferred Stock, which is attached as Exhibit 3.3 to the Form 8-A filed with the SEC on January 26, 2015.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS AND
THE MARYLAND GENERAL CORPORATION LAW
The following description of certain provisions of our Charter and Bylaws and Maryland law is only a summary. For a complete description, please refer to our Charter and Bylaws, copies of which are filed with the SEC as Exhibits to the Company’s periodic reports, and to the MGCL.
Certain of the provisions of our Charter and Bylaws, and of the MGCL, that are summarized below could delay, defer or prevent other entities or persons from acquiring control of us, causing us to engage in certain transactions or modifying our structure, including certain restrictions on ownership and transfer that apply to our capital stock to assist in preserving our status as a REIT. These provisions may be regarded as “anti-takeover”

provisions. Such provisions could limit the ability of stockholders to sell their shares at a premium over the then-current market prices by discouraging a third party from seeking to obtain control of us.
Number and Classification of our Board of Directors; Election of Directors
Our Charter and Bylaws provide that the number of directors may be established only by our Board of Directors pursuant to the Bylaws, but may not be less than the minimum required by the MGCL, which is one. Our Bylaws provide that the number of directors may not be greater than nine. Pursuant to our Charter, our Board of Directors is divided into three classes: Class I, Class II and Class III. The term of each class of directors expires in a different successive year. Upon the expiration of their term, directors of each class are elected to serve until the third annual meeting following their election and until their successors are duly elected and qualify. Each year, only one class of directors is elected by the stockholders. The classification of our Board of Directors should help to assure the continuity and stability of our strategies and policies as determined by our Board of Directors.
Our classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of our stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, the classification of our Board of Directors may delay, defer or prevent a change in control of the Board of Directors, even though a change in control might be in the best interests of our stockholders.
Subtitle 8 Provisions; Vacancies on Board of Directors; Removal of Directors
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of:
•a classified board,
•a two-thirds vote requirement for removing a director,
•a requirement that the number of directors be fixed only by vote of the directors,
•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and
•a majority requirement for the calling of a special meeting of stockholders.
Our Charter provides that we have elected to be subject to the provision of Subtitle 8 regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already have a Board of Directors that is divided into three classes and vest in the Board the exclusive power to fix the number of directorships as described above, and require, unless called by the Chairman of our Board of Directors, our President or Chief Executive Officer or our Board of Directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting.
Our Charter also provides that, subject to the rights of holders of one or more classes or series of our preferred stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of our directors. This provision, when coupled with the provisions in our Charter and Bylaws regarding the filling of vacancies on the Board of Directors, precludes our stockholders from removing incumbent directors, except for cause and by a substantial affirmative vote, and filling the vacancies created by the removal with nominees of our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws
A Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments requiring stockholder approval and extraordinary transactions, once they have been declared advisable by the Board of Directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter, except for certain amendments related to the removal of directors and the vote required to amend that provision (which must be declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all votes entitled to be cast on the matter).
Our Charter and Bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.
Advance Notice of Director Nominations and New Business
Our Bylaws provide that with respect to an annual meeting of our stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by our stockholders may be made only:
•pursuant to our notice of the meeting;
•by or at the direction of our Board of Directors; or
•by one or more stockholders of the Company who (A) have each continuously owned shares of stock of the Company entitled to vote in the election of directors or on a proposal of other business, for at least three years as of the date of the giving of the notice required by the Bylaws, the record date for determining the stockholders entitled to vote at the meeting and the time of the annual meeting (including any adjournment or postponement thereof), with the aggregate shares owned by such stockholder(s) as of each of such dates and during such three year period representing at least one percent of the Company’s shares of stock, (B) holds, or hold, a certificate or certificates representing the aggregate number of shares of stock required by the advance notice provisions of the Bylaws, as of the time of giving the notice required by the Bylaws, the record date for determining the stockholders entitled to vote at the meeting and the time of the annual meeting (including any adjournment or postponement thereof), (C) is, or are, entitled to make such nomination or propose such other business and to vote at the meeting on such election or proposal of other business and (D) complies, or comply, with the advance notice procedures of the Bylaws.
With respect to special meetings of our stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our Board of Directors at a special meeting may be made only:
•pursuant to our notice of the meeting;
•by or at the direction of our Board of Directors; or
•provided that our Board of Directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws.
Preemptive and Appraisal Rights
Our Charter provides that, except as may be provided otherwise by the Board of Directors in setting the terms of any classified or reclassified series of our stock as described above under “Description of Securities-

General”, or as may otherwise be provided by contract, no holder of shares of our stock shall have any preemptive right to purchase or subscribe for any additional shares of our stock or any other security that we may issue. Our Charter also provides that no holder of our stock will be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL, or any successor statute, unless the Board of Directors determines by majority vote that such rights shall apply, with respect to all or any portion of any class or series of stock, with regard to a particular transaction or all transactions occurring after the date of such determination. To date, our Board of Directors has made no such determination.
Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision, which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Our Charter authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer, or
•any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, who, in either case, is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company.
The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and
(1)was committed in bad faith or
(2)was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Both our Charter and our Bylaws provide that neither the amendment nor repeal of any of the provisions concerning indemnification and advancement of expenses described above, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with such provisions, shall apply to or affect the applicability of any of such provisions to any act or failure to act which occurred prior to such amendment, repeal or adoption. These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Control Share Acquisitions
The Maryland Control Share Acquisition Act (the “Control Share Act”) provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by a person who makes a proposal to make a control share acquisition (the “acquiring person”), by officers and by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquiring person crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders, which generally must be held within 50 days of demand, to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.
The Control Share Act does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by our Charter or Bylaws.

Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. We cannot provide you any assurance that our Board of Directors will not amend or eliminate this provision at any time in the future.
Business Combinations
The Maryland Business Combination Act (the “Business Combination Act”) provides that certain “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These covered “business combinations” include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An “interested stockholder” is defined as:
•any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an “interested stockholder” under this statute if our Board of Directors approved in advance the transaction by which such stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.
After the five-year prohibition, any business combination between a covered Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board of Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, the Business Combination Act may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Exclusive Forum
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our Charter and Bylaws, including the exclusive forum provisions in our bylaws. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for such disputes and may discourage lawsuits against us and any of our directors, officers or other employees. We believe that requiring these claims to be filed in a single court in Maryland is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums and (ii) Maryland courts are authoritative on matters of Maryland law and Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). In addition, certain percentages of our gross income must be from particular activities.
In order to assist our Board of Directors in preserving our status as a REIT by complying with the ownership concentration limits described above, among other purposes, our Charter generally prohibits any person (subject to certain exceptions described below) from actually or constructively owning more than:
•9.8% of our common stock by value or by number of shares, whichever is more restrictive (the “Common Stock Ownership Limit”); or
•9.8% of our outstanding capital stock (which includes our common stock and preferred stock) by value (the “Aggregate Stock Ownership Limit”).
Our Charter also prohibits any person from:
•beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT; and
•making any transfer of shares of our capital stock that, if effective, would result in our being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us (or, in the case of a proposed or attempted transaction, to provide us with at least 15 days prior written notice) and, in either case, to provide us with such other information as we may request in order to determine the effect of such transfers or ownership on our status as a REIT.
Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit or establish a different limit on ownership (an “Excepted Holder Limit”) if our Board of Directors determines that:
•no person’s beneficial or constructive ownership of Company stock will result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a real estate investment trust under the Code; and
•such stockholder does not and will not own, actually or constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the Board determines that revenue derived from such tenant will not affect the Company’s ability to qualify as a real estate investment trust under the Code).
Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of Company stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing an Excepted Holder Limit, our Board of Directors may require an opinion of counsel or a ruling from the Internal Revenue Service, in either case in form and substance satisfactory to our Board, in its sole discretion, in order to determine or ensure the Company’s status as a real estate investment trust under the Code and such representations and undertakings from the person requesting the exception as our Board of Directors may require in its sole discretion to make the determinations above. Our Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an Excepted Holder Limit. In connection with a waiver of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit or at any other time, our Board of Directors may increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, except that a decreased ownership limit will not be effective for any person whose ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our Board of Directors may not increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.
In the event of any attempted transfer of our shares of capital stock which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the transfer or ownership limitations described above (including any applicable Excepted Holder Limit), then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person (referred to in our Charter as a “Prohibited Owner”) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer, subject to the following:
•if a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares; and
•any transfer that results in the violation of the restriction relating to our shares of capital stock being beneficially owned by fewer than 100 persons will be void ab initio, and the intended transferee shall acquire no rights in such shares.
Shares held in the charitable trust will continue to constitute issued and outstanding shares of our capital stock. The Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of capital stock held in the charitable trust. The trustee of the charitable trust will be appointed by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to dividends or other distributions with respect to shares of capital stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of capital stock have been transferred to the trustee are required by our Charter to be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee is required to be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority, subject to the Company not having already taken irreversible corporate action on the basis of any such vote, to:
•rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the trustee; and
•recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.
Within 20 days of receiving notice from us that shares of capital stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary. The Prohibited Owner will receive the lesser of:
•the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and
•the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).
The trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:
•such shares will be deemed to have been sold on behalf of the charitable trust; and
•to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.
In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:
•the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and
•the market price on the date we, or our designee, accept such offer.
We may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such deemed offer until the trustee has sold the shares of capital stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.
All certificated shares of our capital stock will bear a legend referring to the restrictions described above.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating such person’s name and address, the number of shares of each class and series of our capital stock beneficially owned by such owner and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each stockholder will upon demand be required to provide us with such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Our Charter generally provides that an underwriter which participates in a public offering or private placement of shares of our capital stock (or securities convertible into or exchangeable for capital stock) may beneficially or constructively own shares in excess of the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit described above, but only to the extent necessary to facilitate such public offering or private placement.

These ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock, or might otherwise be in the best interest of our stockholders. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer on our best interest to attempt to qualify, or continue to qualify, as a REIT, or that compliance with such restrictions is no longer necessary in order for us to qualify as a REIT.
REIT Qualification
Our Charter provides that, while our Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve our status as a REIT, our Board also may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the current material U.S. federal income tax considerations relating to our company, our election to be taxed as a REIT and the purchase, ownership or disposition of our securities offered pursuant to this prospectus. Supplemental U.S. federal income tax considerations relevant to the ownership of certain securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. For purposes of this discussion, references to “we,” “our” and “us” mean only CorEnergy Infrastructure Trust, Inc., and not its subsidiaries, except as otherwise indicated. This summary is for general information only and is not intended as individual tax advice. The information in this summary is based on:
•the Code;
•current, temporary and proposed Treasury Regulations promulgated under the Code;
•the legislative history of the Code;
•current administrative interpretations and practices of the IRS; and
•court decisions;
in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and holders of its securities. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.
This summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of our securities or our election to be taxed as a REIT. You are urged to consult your tax advisors regarding the tax consequences to you of:
•the acquisition, ownership and sale or other disposition of our securities, including the United States federal, state, local, foreign and other tax consequences;
•our election to be taxed as a REIT for United States federal income tax purposes; and
•potential changes in the applicable tax laws.

Tax matters are very complicated and the tax consequences to a U.S. person or a Non-U.S. person of an investment in our securities will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any possible changes in the tax laws.
Federal Income Taxation of Our Company
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year beginning January 1, 2013. We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT. See “-Failure to Qualify”.
Husch Blackwell LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2013 and through our taxable year ended December 31, 2020, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Husch Blackwell LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Husch Blackwell LLP has no obligation to update its opinion subsequent to the date of such opinion.
The Husch Blackwell LLP opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the Code legislative history, current IRS administrative interpretations and practices, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the IRS or will be sustained by a court if so challenged.
The remainder of this section discusses U.S. Federal income tax consequences to the Company and to our shareholders as a result of our election to be taxed as a REIT.
For as long as we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and security holder levels) that generally results from investment in a “C” corporation. A “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Notwithstanding a REIT election, however, we will be subject to Federal income tax in the following circumstances:
•First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level.

•Second, under certain circumstances, for tax years beginning before January 1, 2018, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments.
•Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.
•Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions.
•Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.
•Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by the nonqualifying assets that caused us to fail such test.
•Seventh, if we fail to satisfy REIT requirements (other than the income or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we maintain our REIT status but we must pay a penalty of $50,000 for each such failure.
•Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders; see “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
•Ninth, we would be subject to a 100% penalty tax with respect to amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.
•Tenth, we will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 10 year period following conversion to a REIT. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion or the asset was acquired from a C corporation and our initial tax basis in the asset is less than the fair market value of that asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Treasury Regulations exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code.
•Eleventh, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
(i)that is managed by one or more trustees or directors;
(ii)that issues transferable shares or transferable certificates of beneficial interest to evidence its beneficial ownership;
(iii)that would be taxable as a domestic corporation but for Code Sections 856 through 860;
(iv)that is not a financial institution or an insurance company within the meaning of the Code;
(v)that is beneficially owned by 100 or more persons;
(vi)not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules;
(vii)that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked; and
(viii)which meets certain other tests, described below, regarding the nature of its income and assets.
The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). The Company should satisfy conditions (v) and (vi) based upon existing ownership. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.
We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (i) through (viii), inclusive, during the relevant time periods. In addition, our Charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (v) and (vi) above. See “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law-Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (v) and (vi) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (vi) above, we will be treated as having met this requirement. See “—Failure to Qualify”.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year and we comply with the recordkeeping requirements of the Code and the Treasury Regulations promulgated thereunder. We have and will continue to have a calendar taxable year.
Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries
In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes, including such partnership’s or limited liability company’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, would be treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Through Partnerships and Limited Liability Companies.”
We have sufficient control of our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we cease to have sufficient control and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for all purposes under the Code, including all REIT qualification tests. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.
The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships (including partnerships in which we are a partner) and the collection of any tax resulting from such audits or other tax proceedings. Under the new rules, which are generally effective for taxable years beginning after December 31, 2017, among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level; although the partnership is allowed to elect to push out the adjustment to its partners. If the partnership does not push out the adjustment, it is possible that a partnership in which we directly or indirectly invest is required to pay additional taxes, interest, and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.
Ownerships of Interests in Taxable REIT Subsidiaries
A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable

REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.
Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Subject to the tests described below, a taxable REIT subsidiary may own assets that are not considered real estate assets. Therefore, we may utilize taxable REIT subsidiaries to hold certain non-REIT qualifying investments, such as certain private equity investments. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax with respect to some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.
Income Tests
In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.
Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Code section 856(d)(8).
Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market value of the real and personal property. If the rent attributable to personal property does not exceed 15% of the total rent received under the lease, then the portion of the rent attributable to such personal property will qualify as “rents from real property” and the personal property will be treated as a real estate asset for purposes of the 75% assets test (as discussed below). In addition, in the case of any obligation secured by a mortgage on both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, interest on such obligation is qualifying interest for purposes of the 75% gross income test and the obligation will be treated as a real estate asset for purposes of the 75% assets test.
Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.
To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend. Such dividend income will qualify under the 95%, but not the 75%, gross income test. We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. The relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income shall be included in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.
Hedging Transactions
From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. For these purposes, a “hedging transaction” means (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) or (3) any hedging transaction entered into in connection with the extinguishment of specified indebtedness or disposal of property with respect to a position entered into under (1) or (2) above, if the position would be ordinary property. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that qualifies for purposes of either or both of the gross income tests.
Prohibited Transaction Income
Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized either directly or through any subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As either the sole owner of the entities that serve as the general partner or managing member of our subsidiary partnerships and limited liability companies, respectively, or through the provisions of partnership or limited liability company agreements involving our subsidiary partnerships or limited liability companies, we intend to cause such entities to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning their properties and to make occasional sales of the properties as are consistent with our investment objective. We do not intend, and do not intend to permit any of our subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.
Penalty Tax
Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
Our taxable REIT subsidiaries provide services to certain of our tenants and pay rent and other amounts to us. We set any fees paid to our taxable REIT subsidiaries for such services, and any rent or other amounts payable to us by our taxable REIT subsidiaries, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.
Asset Tests
At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.
(1)At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt. Real estate assets are defined to include debt instruments issued by publicly offered REITs that are not secured by a real estate asset (a “nonqualified publicly offered REIT debt instrument”). Although treated as a real estate asset, the gain on the sale of a nonqualified publicly offered REIT debt instrument does not qualify for purposes of the 75% gross income test and not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments.
(2)Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.
(3)Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.
(4)Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.
(5)Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below. As described further below, solely for purposes the 10% value test, the determination of our interest in the assets of an entity treated as a partnership for federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.
(6)Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. For tax years prior to 2018, this percentage was 25%.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.
Securities, for purposes of the assets tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) Straight debt securities of an issuer which meet the requirements of Code section 856(m)(2), discussed below; (2) Any loan to an individual or an estate; (3) Any Code section 467 rental agreement, other than with certain related persons; (4) Any obligation to pay rents from real property as defined in Code section 856(d)(1); (5) Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) Any security issued by a REIT; or (7) Any other arrangement as determined by the Internal Revenue Service. Under Code Section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (and the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (i) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. The REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership. Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Code section 856(c)(3), which sets forth the general REIT income test.
Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than one percent of the issuer’s outstanding securities.
The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership or limited liability company) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company). Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.
Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests, and will not lose our REIT status, if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued.
In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter after the 30-day cure period, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the IRS in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the IRS) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.
Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.
Annual Distribution Requirements
To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:
•90% of our REIT taxable income; and
•90% of the net income (after tax), if any, from foreclosure property, minus
•the sum of certain items of noncash income.
For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation which was or had been a C corporation in a transaction in which our tax basis in the asset was less than the fair market value of the asset, in each case determined at the time we acquired the asset, within the five-year period following our acquisition of such asset. See “—Tax Liabilities and Attributes Inherited from Other Entities.” For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
We generally must pay, or treated as paying, the distribution in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. These distributions are treated as received by our stockholders in the year in which received. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. With respect to distributions in tax years beginning after December 31, 2015, the aggregate amount of dividends designated by the REIT as a capital gain dividend or qualified dividend income cannot exceed the dividends paid or deemed paid by the REIT under Section 858 with respect to such year.
If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. These distributions will be treated as received by our shareholders on December 31 of the declaration year.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the security holder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.
We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.
Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.
Federal Income Tax on Built-in Gain
We will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 5 year period following conversion to a REIT. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, we paid sufficient dividends in 2013 to distribute all accumulated earnings and profits.
Failure to Qualify
If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax for tax years beginning prior to January 1, 2018) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, the distributions would be subject to tax to the shareholders as described under “Federal Income Tax Considerations for Holders of Our Capital Stock”. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.
Further, if we fail to satisfy one or more REIT qualification requirements, other than the income or asset tests (for which limited relief provisions are described above under “—Income Tests” and “—Asset Tests”), we could avoid losing our qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect, and provided further that we pay a penalty of $50,000 for each such failure.

Tax Aspects of Our Operating Through Partnerships and the Limited Liability Companies
General. Some of our investments are held indirectly through partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by these partnerships and limited liability companies, based on our interests in each such entity.
Entity Classification. Our interests in the partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as disregarded entities or partnerships. For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). If any of our partnerships and limited liability companies do not qualify for the 100 Partner Safe Harbor, the interests in such partnerships and limited liability companies would nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits transferred during any taxable year does not exceed 2% of the total interests in any such partnership’s or limited liability company’s capital or profits, subject to certain exceptions.
We believe our partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes, and we do not anticipate that any of them will be treated as a publicly traded partnership that is taxable as a corporation. If any of our partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. This, in turn, could prevent us from qualifying as a REIT. See “-Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of any of our partnerships or limited liability companies might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.
Allocations of Income, Gain, Loss and Deduction. A partnership agreement will generally determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution of a property by us to a partnership or limited liability company, the carryover basis of each of the contributed interests in the properties in the hands of such partnership or limited liability company (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our partnerships. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”
Any property acquired by a partnership or limited liability company in which we hold an interest in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.
Tax Liabilities and Attributes Inherited from Other Entities. From time to time, we may acquire “C” corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a “C” corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the five year period beginning on the date of the carry-over basis transaction, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the “C” corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the “C” corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.
Our tax basis in the assets we acquire in a carry-over basis transaction may be lower than the assets’ fair market values at the time of such acquisition. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets, and to have a correspondingly larger required distribution of income or gain to our stockholders, than would be the case if we had directly purchased the assets in a taxable transaction. In addition, in such a carry-over basis transaction, we will succeed to any tax liabilities and earnings and profits of the acquired “C” corporation.
To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which such transaction occurs. Any adjustments to the acquired corporation’s income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation’s tax returns by the IRS, could affect the calculation of the corporation’s earnings and profits. If the IRS were to determine that we acquired earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the carry-over basis transaction occurred, we could avoid disqualification as a REIT by using “deficiency dividend” procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders as a dividend within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS.

Federal Income Tax Considerations for Holders of Capital Stock
The following is a summary of the material federal income tax consequences to you of purchasing, owning and disposing of our capital stock. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to security holders in light of their particular circumstances or who are subject to special rules, such as: banks, thrift institutions and certain other financial institutions; “S” corporations; real estate investment trusts; regulated investment companies; insurance companies; brokers and dealers in securities or currencies; certain securities traders; tax-exempt investors (except to the limited extent discussed in “-Taxation of Tax-Exempt Stockholders” below); partnerships, pass through-entities and persons holding our capital stock through a partnership or other pass-through entity; holders subject to the alternative minimum tax; holders who receive capital stock through the exercise of employee stock options or otherwise as compensation; individual retirement accounts; certain tax-deferred accounts; persons holding our capital stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; U.S. expatriates; U.S. persons (as defined below) whose functional currency is not the U.S. dollar; and foreign investors (except to the limited extent discussed in “-Taxation of Non-U.S. Stockholders” below). Tax matters are very complicated, and the tax consequences of an investment in and holding of our securities will depend on the particular facts of each investor’s situation. Investors are advised to consult their own tax advisors with respect to the application to their own circumstances of the general federal income taxation rules described below and with respect to other federal, state, local or foreign tax consequences to them before making an investment in our securities. Unless otherwise noted, this discussion assumes that investors are U.S. persons and hold our securities as capital assets.
A “U.S. person” generally is a beneficial owner of our securities that is, for U.S. federal income tax purposes, any one of the following:
•a citizen or resident of the United States;
•a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust that (i) is subject to the supervision of a court within the United States and the control of a United States person or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
A “Non-U.S. holder” is a beneficial owner of our securities that is not a U.S. person.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective security holder that is a partnership holding our securities or a partner of such a partnership should consult his, her or its own tax adviser with respect to the purchase, ownership and disposition of our securities.
Taxation of Taxable U.S. Common Stockholders. As long as we qualify as a REIT, distributions made to our taxable U.S. common stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts.
If we receive qualified dividend income and designate such portion of our distributions as qualified dividend income in a written notice mailed not later than 60 days after the close of its taxable year, an individual U.S stockholder may qualify (provided holding period and certain other requirements are met) to treat such portion of the distribution as qualified dividend income, eligible to be taxed at the reduced maximum rate of generally 20%. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated by us as qualified dividend income generally cannot exceed the sum of (1) our qualified dividend income for the tax year, (2) the amount of our REIT taxable income and income taxed under the Code section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by us for the tax year and accumulated in a tax year during which our Company was not subject to the REIT rules. However, pursuant to Section 857(g) the aggregate amount of dividends designated by us as qualified dividend income or capital gain dividends (as discussed below) with respect to any taxable year may not exceed tax dividends paid by us with respect to such year. For these purposes, dividends paid after the close of the taxable year pursuant to Section 858 shall be treated as paid with respect to such year.
Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of any shares of our preferred stock outstanding at the applicable time. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.
Under the Tax Cuts and Jobs Act, for tax years beginning after December 31, 2017 and prior to January 1, 2026, noncorporate stockholders are generally eligible to deduct up to 20% of the amount of ordinary REIT dividends that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.
In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.
Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year and to the extent they do not exceed the limitation under Section 857(g), discussed above) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.
Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.
Upon any taxable sale or other disposition of our Common Stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:
•the amount of cash and the fair market value of any property received on such disposition; and
•the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the Common Stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain will be subject to a maximum capital gain rate of 20%. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain may be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.
Taxation of Taxable U.S. Preferred Stockholders. Under the present law, we are of the opinion that preferred stock will constitute equity for federal income tax purposes. Therefore, as long as we qualify as a REIT, distributions made to our taxable U.S. preferred stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Please see the discussion above “Taxation of U.S. Common Stockholders” with respect to the taxation of qualified dividend income and other distributions to preferred stockholders and gain or loss arising from the disposition of preferred shares.
With respect to the depositary shares, for U.S. federal income tax purposes, a holder of such shares will be considered to own the Series A Preferred Stock represented thereby. Accordingly, holders of depositary shares will recognize the income and deductions to which they would be entitled if they were actual holders of the Series A Preferred Stock. Therefore, reference in this document to preferred stock includes the investment in Series A Preferred Stock represented by depositary shares. In addition:
•No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of Series A Preferred Stock in exchange for depositary shares as provided in the deposit agreement;
•The tax basis of each share of Series A Preferred Stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such whole share of Series A Preferred Stock; and
•The holding period for the Series A Preferred Stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.
Except as described below, no gain or loss will be recognized to a stockholder upon conversion of any Series A Preferred Stock solely into shares of our Common Stock. Except to the extent of cash paid in lieu of fractional shares, the adjusted tax basis for the shares of Common Stock received upon the conversion will be equal to the adjusted tax basis of any shares of Series A Preferred Stock converted, and the holding period of the shares of Common Stock will include the holding period of any shares of Series A Preferred Stock converted.
Cash received upon conversion in lieu of a fractional share of Common Stock generally will be treated as a payment in a taxable exchange for such fractional share of Common Stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the Series A Preferred Stock for more than one year. Any Common Stock received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and a stockholder of any Series A Preferred Stock may recognize gain or dividend income to the extent there are dividends in arrears.
In the event that if our Series A Preferred Stock constitutes a USRPI, a non-U.S. stockholder generally will not recognize gain or loss upon a conversion of our Series A Preferred Stock into our Common Stock, provided our Common Stock also constitutes a USRPI and certain reporting requirements are satisfied. A non-U.S. stockholder’s basis and holding period in the Common Stock received upon a tax-free conversion will be the same as those of the converted Series A Preferred Stock (but the basis in the Common Stock received upon a tax-free conversion will be reduced by the portion of the adjusted tax basis allocated to any fractional Common Stock exchanged for cash). Non-U.S. stockholders converting their shares of Series A Preferred Stock should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.
If a stockholder receives the Alternative Conversion Consideration (in lieu of shares of our Common Stock) in connection with the conversion of the Series A Preferred Stock, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the Change of Control, and it may be a taxable exchange. Stockholders converting their shares of Series A Preferred Stock should consult with their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.
Section 305(c) of the Code and the Treasury Regulations promulgated thereunder treat as a dividend certain constructive distributions of shares with respect to shares of preferred stock. If the conversion ratio for the Series A Preferred Stock does not fully adjust to reflect a stock dividend, stock split, distribution of shares, warrants or share rights with respect to the Common Stock, or a reverse share split, a stockholder may be deemed to receive a distribution if the stockholder’s proportionate interest in us is increased. Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporation stockholders.
A redemption by us (including a redemption resulting from our liquidation), if any, of all the shares actually and constructively held by a stockholder generally will give rise to capital gain or loss under Section 302(b) of the Code, provided that the redemption proceeds to not represent accrued and unpaid dividends. Other redemptions may also give rise to capital gain or loss, but certain conditions imposed by Section 302(b) of the Code must be satisfied to achieve such treatment.
Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our Common Stock as “debt financed property” within the meaning of the Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of Common Stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Code or has used the Common Stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our securities will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. A tax-exempt stockholder that is subject to tax on its UBTI will be required to separately compute its taxable income and loss for each unrelated trade or business activity for purposes of determining its UBTI. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.
The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule.

Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.
Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution. If a Non-U.S. stockholder qualifies for benefits under an applicable income tax treaty, the 30% U.S. federal income tax withholding rate on dividend distributions to such stockholder may be reduced significantly. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless either:
•a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or
•the Non-U.S. stockholder filed an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.
A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
Additional withholding regulations may require us to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%.
Except as discussed below with respect to 10% or less holders of regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the United States federal income tax laws known as the Foreign Investment in Real Property Act, or “FIRPTA.” The term USRPIs includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a United States trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 21% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the

United States if the recipient non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.
A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our Common Stock or preferred stock as long as at all times during the testing period non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met, but, if such test is satisfied, the sale of our stock will not be subject to tax under FIRPTA, regardless of the percentage owned by such holder and whether our stock is regularly traded on an established securities market. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires stock within certain prescribed periods. However, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our common or preferred stock if: (i) such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of a class of our stock that is “regularly traded” on an established securities market; (ii) such non-U.S. stockholder owned shares of a class of our stock that is not publicly traded on an established securities market if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 10% of the regularly traded class of stock with the lowest fair market value; or (iii) such non-U.S. stockholder owned shares of a class of our stock that is convertible into a class of our stock that is regularly traded if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 10% of the total fair market value of the regularly traded class of stock that such shares are convertible into. For as long as our Common Stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our Common Stock if it owns, actually or constructively, 10% or less of our Common Stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:
•the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or
•the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.
Under the Protecting American from Tax Hikes Act of 2015 (the “PATH Act”), REIT stock held by certain qualified collective investment entities will not be treated as a USRPI subject to FIRPTA. In addition, the PATH Act exempts certain foreign retirement and pension funds from FIRPTA.
State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our Common Stock.
Information Reporting and Backup Withholding
Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our stock or proceeds from the sale or other taxable disposition of our stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:
•fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•furnishes an incorrect taxpayer identification number;
•is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders. Payments of dividends on our stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable successor form) or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Considerations.
Medicare Tax. For taxable years beginning after December 31, 2012, a 3.8 percent tax will generally be imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest (including interest on our debt securities), dividends (including dividends paid with respect to our stock), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of shares of our stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.
Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities (including payments to U.S. holders who hold shares of our capital stock through such a foreign financial institution or non-U.S. entity).

Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our capital stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from a sale or other disposition of capital stock on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the FATCA withholding we may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding these withholding provisions.
PLAN OF DISTRIBUTION

This prospectus relates to the possible resale, from time to time, by the selling stockholders of (i) up to 1,153,846 shares of our Common Stock, (ii) up to 683,761 additional shares of our Common Stock which may be acquired by the selling stockholders upon the conversion of outstanding shares of our unlisted Class B Common Stock and (iii) up to 170,213 depositary shares representing our Series A Preferred Stock. The registration of these shares of Common Stock and depositary shares representing Series A Preferred does not necessarily mean that any of these shares will be offered or sold by the selling stockholders.
As used in this section, the term “selling stockholders” (unless the context otherwise indicates or requires) includes the selling stockholders’ transferees, assignees and other successors in interest that receive shares of our Common Stock and depositary shares representing Series A Preferred from the selling stockholders as a gift, distribution or other transfer (including a purchase) after the date of this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.
We will not receive any proceeds from the sale of the shares of our Common Stock or depositary shares representing our Series A Preferred Stock covered by this prospectus by the selling stockholders. We have agreed to pay all costs and expenses incurred in connection with the registration of the shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus under the Securities Act, including, among others, the following:
•all registration and filing fees;
•fees and expenses for complying with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection with blue sky qualifications;
•printing expenses;
•all fees and expenses associated with filings required to be made with FINRA;
•the fees and expenses incurred in connection with listing on the NYSE of the shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus; and
•reasonable fees and disbursements of our counsel and customary fees and expenses for independent certified public accountants retained by us.

We have no obligation to pay any fees, discounts or commissions attributable to the sale of the shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus by the selling stockholders, any out-of-pocket expenses of the selling stockholders or any transfer taxes relating to the registration or sale of our Common Stock and depositary shares representing our Series A Preferred Stock contemplated hereby.
The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus through underwriters or dealers, directly to purchasers or through dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of such shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of such shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the shares of our Common Stock and depositary shares representing our Series A Preferred Stock by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.
The shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to prevailing market prices, varying prices determined at the time of sale or negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, dealers or agents, if any, who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the shares or interests therein by a variety of methods, including the following:
•on any national securities exchange on which our Common Stock or depositary shares representing our Series A Preferred Stock may be listed at the time of sale, including the NYSE;
•in the over-the-counter market;
•in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;
•through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•short sales;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•in any combination of the above or by any other legally available means; and
•any other method permitted pursuant to applicable law.
These transactions may include block transactions (transactions in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade). Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.
In connection with the distribution of the shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus:
•the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock or depositary shares representing our Series A Preferred Stock in the course of hedging the positions they assume with the selling stockholders;
•the selling stockholders may sell our Common Stock or our Series A Preferred Stock short and deliver the shares of our Common Stock or depositary shares representing our Series A Preferred Stock covered by this prospectus to close out these short positions;
•the selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions that involve the delivery of the shares of our Common Stock or depositary shares representing our Series A Preferred Stock covered by this prospectus to them, who may then sell or otherwise transfer those shares; and
•the selling stockholders may loan or pledge the shares of our Common Stock or depositary shares representing our Series A Preferred Stock covered by this prospectus to a broker-dealer or other financial institution, which, upon a default by the selling stockholders under the transaction to which such loan or pledge relates, they may then sell or otherwise transfer those shares.
In addition, the selling stockholders may sell all or any portion of the shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus pursuant to Rule 144 under the Securities Act, as permitted by that rule, or under any other exemption from the registration requirements of the Securities Act, rather than pursuant to this prospectus.
Persons participating in the distribution of the shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus may engage in transactions that stabilize the price of our Common Stock or our Series A Preferred Stock. The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock or our Series A Preferred Stock in the market and to the activities of the selling stockholders.
We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of our Common Stock and depositary shares representing our Series A Preferred Stock covered by this prospectus against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify certain of the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.
LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including certain tax matters, will be passed upon for us by Husch Blackwell LLP (“HB”), Kansas City, Missouri. HB may rely as to certain matters of Maryland law on the opinion of Venable LLP, Baltimore, Maryland.
EXPERTS

The consolidated financial statements of CorEnergy Infrastructure Trust, Inc. appearing in CorEnergy Infrastructure Trust, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2020 including schedules appearing therein, and the effectiveness of CorEnergy Infrastructure Trust, Inc.’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
The audited historical financial statements of Crimson California included in Exhibit 99.1 of CorEnergy Infrastructure Trust, Inc.'s Current Report on Form 8-K dated April 22, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
The combined abbreviated financial statements of the Shell Acquired Assets as of December 31, 2019 and for the year then ended, included in CorEnergy Infrastructure Trust, Inc.’s Form 8-K/A filed with the Securities & Exchange Commission dated April 22, 2021, have been audited by Ernst & Young LLP, Independent Auditors, as stated in their report thereon incorporated by reference herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by contacting us at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106 or by telephone at 1-877-699-2677 or on our website at http://corenergy.reit. The information on our website is not incorporated by reference into this prospectus. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov.
This prospectus does not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. Any statement contained in a document which incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus or information that we later file with the SEC modifies or replaces that information.
The documents listed below have been filed by us under the Exchange Act and are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K, filed on March 4, 2021, as amended by Amendment No. 1 thereto on Form 10-K/A, filed on April 30, 2021 for the year ended December 31, 2020.
2.	Our Quarterly Reports on Form 10-Q, filed on May 5, 2021, for the quarter ended March 31, 2021 and filed on August 9, 2021, for the quarter ended June 30, 2021.
3.	Our Current Reports on Form 8-K, filed on January 25, 2021, February 10, 2021 (as amended by Amendment No. 1 filed on April 22, 2021 and Amendment No. 2 filed on September 3, 2021), May 17, 2021 (both Form 8-Ks filed on such date), July 6, 2021, July 12, 2021, July 16, 2021 and August 25, 2021.
4.	The description of our shares of Common Stock included in our registration statement on Form 8-A filed on February 1, 2007, and any amendment or report filed for the purpose of updating such description.
5.	The description of our Depositary Shares, each representing 1/100th of a share of our Series A Preferred Stock included in our registration statement on Form 8-A filed on January 26, 2015, and any amendment or report filed for the purpose of updating such description.
We also incorporate by reference into this prospectus all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus, including all filings made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement.
To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in such documents), please contact us at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106, Telephone (816) 875-3705.

CorEnergy Infrastructure Trust, Inc.

1,837,607 Shares of Common Stock

170,213 Depositary Shares
Each Representing 1/100th fractional interest of a Share of
7.375% Series A Cumulative Redeemable Preferred Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the company’s estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the securities being registered, other than any underwriting discounts and commissions.

Item	Amount
SEC registration fee	$1,398.98
Legal fees and expenses	60,000.00
Accounting fees and expenses	60,000.00
Printing fees	—
Transfer agent fees and expenses	7,000.00
Miscellaneous fees and expenses	1,000.00
Total	$129,398.98
Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment as being material to the cause of action. The Company’s Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law and without requiring a preliminary determination of the ultimate entitlement to indemnification, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of such status and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties. These provisions will not alter the liability of our directors or officers under federal securities laws.

Item 16. Exhibits.
(a) Exhibits.

Exhibit No.	Description of Exhibit
3.1
Articles of Amendment and Restatement of CorEnergy Infrastructure Trust, Inc. as amended (incorporated by reference to the Registrant's Annual Report on Form 10-K, for the year ended December 31, 2015, filed March 14, 2016).

3.2	Third Amended and Restated Bylaws (incorporated by reference to the Registrant's Current Report on Form 8-K, filed August 7, 2017).
3.3
Articles Supplementary, dated January 22, 2015, Establishing and Fixing the Rights and Preferences of CorEnergy Infrastructure Trust Inc.’s 7.375% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Registrant’s Form 8-A, filed January 26, 2015).

3.4
Articles Supplementary, dated April 12, 2017, Establishing and Fixing the Rights and Preferences of Additional Shares of the Registrant's 7.375% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to the Registrant's Current Report on Form 8-K, filed April 18, 2017).

3.5
Articles Supplementary, dated February 4, 2021, Establishing and Fixing the Rights and Preferences of Shares of the Registrant's Class B Common Stock (incorporated by reference to the Registrant's Current Report on Form 8-K, filed February 10, 2021).

3.6
Articles Supplementary, dated July 6, 2021, Establishing and Fixing the Rights and Preferences of Additional Shares of the Registrant's 7.375% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to the Registrant's Current Report on Form 8-K, filed July 12, 2021).

3.7
Articles Supplementary, dated July 12, 2021, Establishing and Fixing the Rights and Preferences of Additional Shares of the Registrant's 7.375% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to the Registrant's Current Report on Form 8-K, filed July 16, 2021).

3.8
Articles Supplementary, dated August 19, 2021, Establishing and Fixing the Rights and Preferences of Additional Shares of the Registrant's Class B Common Stock (incorporated by reference to the Registrant's Current Report on Form 8-K, filed August 25, 2021).

3.9
Articles of Amendment, dated August 19, 2021, to the Articles Supplementary for the Registrant’s Class B Common Stock (incorporated by reference to the Registrant's Current Report on Form 8-K, filed August 25, 2021).

4.1
Form of Stock Certificate for Common Stock of CorEnergy Infrastructure Trust, Inc. (incorporated by reference to Registrant’s Current Report on Form 8-K, filed January 14, 2014 (the first Form 8-K on such date)).

4.2	Form of Certificate of CorEnergy Infrastructure Trust, Inc.’s 7.375% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Registrant’s Form 8-A, filed on January 26, 2015).
5.1	Opinion of Venable LLP regarding legality*
5.2	Opinion of Husch Blackwell regarding legality of depositary shares*
8.1	Opinion of Husch Blackwell LLP regarding certain tax matters*
23.1	Consent of Venable LLP (included in Exhibit 5.1)*
23.2	Consent of Husch Blackwell LLP (included in Exhibit 5.2 and Exhibit 8.1)*
23.3	Consent of Ernst & Young LLP*
23.4	Consent of PricewaterhouseCoopers LLP*
23.5	Consent of Ernst & Young LLP*
24.1	Power of Attorney dated September 3, 2021 (included on the signature page)
* Filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-efective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 3rd day of September, 2021.
CORENERGY INFRASTRUCTURE TRUST, INC.

                        By: /s/ David J. Schulte
                         David J. Schulte
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints David J. Schulte and Robert L. Waldron as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David J. Schulte	President, Chief Executive Officer and Executive Chairman (Principal Executive Officer)	September 3, 2021
David J. Schulte
/s/ Robert L. Waldron	Chief Financial Officer (Principal Accounting and Principal Financial Officer)	September 3, 2021
Robert Waldron
/s/ John D. Grier	Director	September 3, 2021
John D. Grier
/s/ Todd Banks	Director	September 3, 2021
Todd Banks
/s/ Conrad S. Ciccotello	Director	September 3, 2021
Conrad S. Ciccotello
/s/ Catherine A. Lewis	Director	September 3, 2021
Catherine A. Lewis